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             DANNINGER MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                                 EXHIBIT 11

                     COMPUTATION OF NET INCOME PER SHARE

                                                                      Years ended December 31,
                                                               -------------------------------------
                                                                  1995          1994         1993
                                                                  ----          ----         ----
Weighted average number of common shares outstanding            4,661,332    4,475,954      4,420,312

Shares issuable pursuant to employee stock option plans
and stock warrants, less shares assumed repurchased at
the average market share                                               (1)     219,464             (1)
                                                               ----------   ----------     ----------
Weighted average shares outstanding, including common
stock equivalents                                               4,661,332    4,695,418      4,420,312
                                                               ==========   ==========     ==========

Net income (loss)                                              $ (358,941)  $   81,388     $ (744,262)
                                                               ==========   ==========     ==========

Net income (loss) per share                                    $     (.08)  $      .02     $     (.18)
                                                               ==========   ==========     ==========

Note: The application of the higher of quarter-end or year-end market prices in calculating fully-diluted earnings per share does not result in material dilution to the reported earnings per share amounts.

(1) Shares issuable under these common stock equivalents are anti-dilutive and therefore have been excluded from this schedule.